Exhibit 99.4

ANTIBE HOLDINGS INC.

FORM OF PROXY

FOR USE AT THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 28, 2021

The undersigned shareholder(s) of ANTIBE HOLDINGS INC. (the “Corporation”) hereby appoint(s) in respect of all of its, his or her shares of the Corporation, Daniel Legault, Chairman or in lieu of the foregoing                                                          as nominee of the undersigned, with power of substitution, to attend, act and vote for the undersigned at a special meeting of shareholders of the Corporation to be held on May 28, 2021, and any adjournment or adjournments thereof, (the “Meeting”) and direct(s) the appointee to vote the shares of the undersigned in the manner indicated below:

1.	To approve the Continuance Resolution (as set out in Schedule “A” of the enclosed management information circular)
FOR	☐	AGAINST	☐

2.	To approve the Amalgamation Resolution (as set out in Schedule “A” of the enclosed management information circular)
FOR	☐	AGAINST	☐

If any amendments or variations to matters identified in the notice and management information circular are proposed at the Meeting or if any other matters properly come before the Meeting, this Proxy confers discretionary authority to vote on such amendments or variations or such other matters according to the best judgement of the person voting the proxy at the Meeting.

DATED the ____ day of __________________, 2021.

Signature of Shareholder(s)	Print Name

Number of Shares of the Corporation Held

Number of Class “A” Common Shares

Number of Class “B” Common Shares

NOTES:

(1)	The shares represented by this proxy will be voted or withheld from voting in accordance with the instructions of the shareholder on any ballot that may be called for.
(2)	In the absence of instructions to the contrary, the person named in this proxy will vote for each of the matters identified in this proxy